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                                                                  EXHIBIT 10.92

         MARGATE, FLORIDA COMMUNITY MENTAL HEALTH CENTER FACILITY SITE
         -------------------------------------------------------------
                               STAFFING AGREEMENT
                               ------------------

THIS AGREEMENT is made this first day of February, 1997 ("Effective Date"), by and between OPTIMUMCARE CORPORATION, whose address is 428 Culver Boulevard, Playa Del Rey, California 90293 and Treatment Resources, Inc. ("TR"), a wholly owned subsidiary of Galaxy Health Care Inc. whose address is 290 N.W. 165 Street, Miami, Florida 33169.

                                   WITNESSETH

WHEREAS, OPTIMUMCARE CORPORATION is engaged in the business of providing professional nursing, therapy and mental health staff to Partial Hospital Programs at Community Mental Health Centers.

WHEREAS, TR is a Community Mental Health Center providing partial hospitalization services ("Program"), which needs professional nursing, therapy and mental health staffing services, and wishes to contract with OPTIMUMCARE CORPORATION to provide such staffing services under the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual benefits, covenants, and agreements set forth below, the parties agree to the terms and conditions set forth below.

1.  SCOPE OF AGREEMENT

        1.1 Staff OPTIMUMCARE CORPORATION shall provide professional nursing, therapy and rehabilitation staff ("Staff") to TR at its Margate, Florida facility located at 5100 Coconut Creek Parkway, Margate, Florida 33063, including but not limited to nurses, occupational therapists, clinical social workers, mental health counselors, certified nurses aides and mental health technicians. Services provided by such Staff shall include, but shall not necessarily be limited to, initial and ongoing assessments and care planning, direct patient care, teaching, supervision and consultations.

        1.2 Terms and Conditions In performing its obligations under this Agreement TR and OPTIMUMCARE CORPORATION agree as follows:

        a) Plan of Care All services are to be furnished by OPTIMUMCARE CORPORATION and Staff in accordance with the plan of care established by the physician responsible for the patient's care and may not be altered in type, scope, frequency, or duration by OPTIMUMCARE CORPORATION or Staff (except in the case of an adverse reaction to a specific treatment), without the permission of such treating physician and TR. The physician responsible for the patient shall supervise all services by the Staff.

        b) Geographical Area OPTIMUMCARE CORPORATION and TR agree that all services provided by OPTIMUMCARE CORPORATION shall be provided in the State of Florida.

        c) Requirements OPTIMUMCARE CORPORATION agrees that all Staff and services provided by it pursuant to the Agreement shall meet the same requirements and possess the same


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credentials as those requirements and credentials which would be applicable if the staff and services were being furnished directly by TR.

        d) Conferences and Records OPTIMUMCARE CORPORATION agrees that, as needed, the Staff shall participate in any conferences required to coordinate the care of an individual patient, and shall provide for the preparation of treatment records, with progress notes and observations, and for the prompt incorporation of such into the clinical records of TR.

        e) Billing OPTIMUMCARE CORPORATION agrees that it may not bill the patient or any health insurance program for covered services performed by the Staff pursuant to this Agreement, and that all services shall be billed through TR exclusively. Receipt of payment by TR for all services on behalf of a patient discharges the patient from any liability to pay for such services.

        1.3 Standard of Performance In performing its obligations under this Agreement, OPTIMUMCARE CORPORATION shall:

        a)  Act in good faith and with due diligence;

        b) Perform professional and supervisory services in accordance with recognized standards of the medical and mental health professions;

        c) Act in a manner consistent with the Principles of Medical Ethics of the American Medical Association;

        d) Comply with all material and applicable federal, state and local laws and regulations;

        e) Provide the skill and intensity of services as provided for under the Program's Policy Guidelines.

OPTIMUMCARE CORPORATION and TR agree that their mutual goal is to provide quality health care to patients in an efficient and economical manner and that TR has entered into this Agreement with OPTIMUMCARE CORPORATION for the purpose of obtaining staff and services designed to assist its Programs in providing such health care.

        1.4 All Staff services will be provided pursuant to a written request from TR, and the placement of Staff shall be confirmed in writing by TR. Staff provided to TR by OPTIMUMCARE CORPORATION shall be employees of OPTIMUMCARE CORPORATION and Staff, in performance of the services hereunder, are bona fide independent contractors of TR. Accordingly, OPTIMUMCARE CORPORATION and Staff are responsible to deduct from compensation paid by TR to OPTIMUMCARE CORPORATION any sums for income tax, unemployment insurance, social security, or any other withholding as is required by law or other requirement of any governmental body. OPTIMUMCARE CORPORATION and Staff shall have no claim under this Agreement or otherwise against TR for vacation pay, sick leave, retirement benefits, social security benefits, workers compensation, disability or unemployment insurance benefits of any kind.

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        1.5  TR has the right, at its sole option, to request that OPTIMUMCARE
CORPORATION immediately replace any of the Staff provided pursuant to this Agreement.

2. Compensation All Staff necessary to meet projected Program staffing levels will be provided by OPTIMUMCARE CORPORATION a grouped rate of 25% over the direct actual cost for such Staff services on a bi-weekly basis. Such rate is based upon the average fair market value for the projected level of Staff necessary to provide at least four (4) hours of direct patient services per day, pursuant to the Program's Policy Guidelines. OPTIMUMCARE CORPORATION shall bill TR on a bi-weekly basis for all Staff and services provided pursuant to this Agreement. All invoices submitted by OPTIMUMCARE CORPORATION shall contain acceptable documentation of all charges, and TR shall make no payment for charges not reasonably documented by OPTIMUMCARE CORPORATION.

        a) Repayment Schedule of Staffing Costs and Fees Treatment Resources will pay to OptimumCare on or before June 1, 1997 1/2 of the total amount of direct costs and fees owing to OptimumCare by that date. The balance shall be paid by Treatment Resources to OptimumCare in twelve (12) equal consecutive monthly installments commencing July 1, 1997. An additional 10% profit will be computed and added to the amount owing to OptimumCare by Treatment Resources.

3.  Term and Termination

        3.1 Term This Agreement shall be for a term of ninety days from the Effective Date of this Agreement, unless terminated earlier or extended by the parties by the parties hereto pursuant to subsection 3.2 or 3.3 or below.

        3.2 Termination for Cause This Agreement may be terminated by either party for the following:

        a) Upon the other party's materials default or breach of any of its obligations hereunder, if such default or breach remains uncorrected for a period of thirty (30) days after the receipt by the defaulting or breaching party from the other party of written notice of such default or breach.

        b) Immediately upon notice that either party has entered bankruptcy or made an assignment for the benefit of creditors, or is otherwise unable to meet its financial obligations or objectives under this Agreement, unless otherwise agreed to in writing by both parties or unless said bankruptcy, assignment or inability does not materially alter the affected party's ability to perform under this Agreement.

        c) Immediately upon the reasonable determination that the health and safety of patients is being endangered by the other party hereto.

        d) Immediately upon OPTIMUMCARE CORPORATION's failure to provide the level of care and documentation as provided for in the Program's Policy Guidelines.

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        3.3  Effect of Termination  In the event of any expiration or termination of this Agreement, such expiration or termination shall not effect any of the obligations of either party arising prior to the date of such expiration or termination, nor shall such expiration or termination effect any allegations, promises or covenants contained herein which are expressly made to extend beyond the term of this Agreement.

4. Licenses, Permits and Certifications OPTIMUMCARE CORPORATION represents to TR that it and all of its Staff, employees, agents and representatives possess and will maintain in valid and current status during the term of this Agreement, all required licenses, permits and certifications. OPTIMUMCARE CORPORATION shall provide copies of all Staff licenses, permits and certifications to TR prior to assigning such Staff to the Program.

5.  Indemnification

        5.1 By Staffing OPTIMUMCARE CORPORATION indemnities and holds harmless TR, its directors, officers, employees and agents from any and all claims, losses, liabilities, obligations, demands, actions, judgments, suits and related costs and expenses of any nature whatsoever, including reasonable attorney's fees, arising in any way out of the willful misconduct or negligence of OPTIMUMCARE CORPORATION, its Staff employees, agents and representatives in providing services pursuant to this Agreement.

        5.2 By TR TR hereby indemnifies and holds harmless OPTIMUMCARE CORPORATION, its directors, officers, employees and agents from any and all claims, losses, liabilities, obligations, demands, actions, judgments, suits and related costs and expenses of any nature whatsoever, including reasonable attorney's fees, arising in any way out of the willful misconduct or negligence of TR, its employees, agents and representatives pursuant to this Agreement.

6. Insurance Each party hereto shall maintain during the term of this Agreement, at its sole cost and expense, the following insurance.

        6.1 Liability and Worker's Compensation Insurance Each party hereto shall, at its sole cost and expense, maintain comprehensive general and professional liability insurance with one or more commercial insurers satisfactory to the other party hereto, in the amount of at least Five Hundred Thousand Dollars ($500,000.00) per occurrence and One Million Dollars ($1,000,000.00) in the aggregate; and maintain workers' compensation insurance as may be required by law.

        6.2 Proof of Insurance Upon request, each party shall deliver to the other copies of certificates of insurance reflecting each type of insurance under this Section. Each party agrees to notify the other party within ten (10) calendar days of any material change or cancellation in any policy of insurance required to be secured or maintained by such party hereunder.

7.  Confidentiality

        7.1  Patient Records

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        a)  OPTIMUMCARE CORPORATION shall comply with its policies and all state and federal laws and regulations regarding the confidentiality, disclosure and retention of patient records.

        b) All medical records of its patients are and shall remain the property of TR and shall not be copied or removed from its storage areas without the express written consent of TR, unless otherwise directed by court order.

        7.2 Confidentiality Information Each party hereto agrees and acknowledges that each party possesses books, manuals, documents, materials, or other business or technical information in any from whatsoever, which relate to their own proprietary business, and which were distributed or otherwise disclosed to the other party or its employees, agents or representatives or developed pursuant to the operation of their business to which the such party or its employees, agents or representatives had access as a result of the operation of such party's business and which are not in the public domain shall Constitute confidential information under this Agreement ("Confidential Information"). Such Confidential Information shall include technical and business information, including but not limited to information related to invention, brochures, forms, customer lists, research and development, engineering, products, designs, manufacture, methods, systems, improvements, trade secrets, formulas, process, protocols, records and financial information, or strategy concerning its business plan or policies. Each party, and its employees, agents and representatives shall not use any of the other party's Confidential Information for any purpose other than under Agreement, and shall not disclose, publicize or disseminate any such Confidential Information to any third party without the express written consent of the party, except as may be required under state or federal law. In the event applicable law requires a party to disclose such Confidential Information of the other party, such party shall immediately notify the party whose Confidential Information is in question of the request for disclosure, and to the extent permissible by law, such other party shall respond to said request.

        Upon termination of this Agreement, each party shall use its best efforts to retrieve from employees, agents and representatives and return to the other party any and all materials containing Confidential Information of the other party.

        7.3 Use of Name Company shall use in any manner the name, logo, trade-name or trademark of the other party hereto, other than pursuant to the terms and conditions of this Agreement, without the express prior written consent of the other party.

8.  Medicare Reporting Requirements

        8.1 Reporting Requirements The parties agree that this Agreement may be subject to the Medicare/Medicaid statutes and regulations and upon request made in accordance with applicable law and regulations, and upon request made in accordance with applicable law and regulations, the Comptroller General or Inspector General of the United States Department of Health and Human Services and the duty authorized representative, of the foregoing shall be given access to the following records from the date of this Agreement until the expiration of four (4) years after the furnishing of the services under this Agreement:

        a)  This Agreement;

        b) All books, records and other documents of TR or OPTIMUMCARE CORPORATION any subcontractor of TR or OPTIMUMCARE CORPORATION that receives more than Ten Thousand Dollars ($10,000.00) in a twelve (12) month period that are necessary to verify the nature and extent of the

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costs of services rendered hereunder.

        8.2 Subcontracts All subcontracts of OPTIMUMCARE CORPORATION pursuant to this Agreement shall contain a clause imposing the same obligation on the subcontractor regarding such subcontractor's contracts, books, records and other documents.

9. Notices Any notice, demand, designation, or other communication given or required to be given under this Agreement shall be in writing and shall be deemed to have been given upon actual receipt, or personal delivery, or three
(3) days after deposit of such writing in the U.S. Mail registered or certified, return receipt requested, postage and registration or certified fees prepaid, to the following addresses or such other addresses as the parties shall designate from time to time:

If to TR at GALAXY HEALTH CARE:          if to OPTIMUMCARE CORPORATION:
290 N.W. 165th Street                    428 Culver Boulevard
Miami, Florida 33169                     Playa Del Rey, California 90293
Tel. (305) 940-1290                      Tel: (888) 448-1848
Fax: (305) 940-0162                      Fax: (310) 448-1850

10. Arbitration of Disputes Any controversies or disagreements arising out of, or relating to this Agreement or the breach thereof, shall be settled by arbitration in Dade County, Florida, in accordance with the rules then existing of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Such arbitration shall be binding and the expenses and costs thereof shall become by each party as incurred. Any disputes between the parties and resulting arbitration and/or mediation shall be kept confidential by the parties.

11. Compliance with Laws If any changes in state but not limited to laws relating to reimbursement, in the opinion or counsel for TR or OPTIMUMCARE CORPORATION, (a) does or could have a material adverse effect upon third-party reimbursement to TR (b) causes or has significant probability or causing either party to be in violation of state or federal laws or regulations, either party may request renegotiation of the applicable terms of this Agreement by written notice to the other party. In the event the parties do not execute an amended agreement within thirty (30) days of such notice, either party may terminate the agreement upon ten (10) days prior written notice to the other party. TR and OPTIMUMCARE CORPORATION will comply with those provisions of law or regulations that affect reimbursement to the TR.

12.  Miscellaneous Provisions

        12.1 Assignment Neither party may assign its rights or obligations under this Agreement without the consent of the other, except that either party may assign all or part of its rights or obligations under this Agreement to an entity in which the principals of such party have a substantial ownership interest, or to public corporation formed by the merger or consolidation of such party and other corporations or entities in which the principals of such party have a substantial ownership interest.

        12.2 Modification There are no other agreements, promises, or undertaking between the parties except as specifically set forth herein. No alterations, changes, modifications or amendments shall be made to this Agreement except in writing and signed or initiated by the parties hereto.

        12.3 Severability If any provision or paragraph of this Agreement is deemed to be unlawful or unenforceable by any court, administrative agency or statute, law or ordinance, the said provision or

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paragraph shall be served from the Agreement without affecting the enforceability of the remainder of the Agreement. The parties shall make a good faith effort to redraft the severed provision or paragraph consistent with the parties' original intention but in such a way as to be lawful and enforceable.

        12.4 Binding Effect This Agreement shall be binding upon and insure to the benefit of the respective successors and assigns of the parties hereto.

        12.5 Survivability The covenants, representations and warranties of the respective parties hereto shall survive the termination of this Agreement.

        12.6 California Contract This Agreement shall be deemed a California Contract and shall be construed in accordance with the laws of such state, regardless of whether or not this Agreement is being executed by any of the parties hereto in other states or otherwise.

        12.7 Counterparts This Agreement may be executed in several counterparts, each of which shall be deemed an original.

        12.8 Compliance Dates In the event that any date specified in this Agreement shall be on a Saturday, Sunday or nationally declared holiday, then the date so specified shall be deemed to be the next business day following such date, and compliance by such business day hereunder shall be deemed a default by any of the parties under this Agreement.

        12.9 Headings The headings of each section or subsection in this Agreement are for convenience of reference only, and shall in no manner or way whatsoever affect the interpretation or meaning of such section or subsection.

        12.10 Negotiation of Partnership, Joint Venture and Equity Interest Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership or joint venture between TR and OPTIMUMCARE CORPORATION with respect to TR or its program or any equity interest in TR on the part of OPTIMUMCARE CORPORATION. The relationship of TR and OPTIMUMCARE CORPORATION under this Agreement is that of independent contractors.

        12.11 Entire Agreement This constitutes the entire agreement between the parties relating to the subject thereof, and prior agreements pertaining thereto, whether oral or written, have been merged and integrated into this Agreement.

        12.12 Execution and Delivery, etc. Each party hereto represents and warrants to the other that neither the execution and delivery, nor the performance of the terms of this Agreement, violate or will violate the terms of its article of incorporation, bylaws, any agreement, or any other instrument by which such party is bound upon execution of this Agreement.


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        IN WITNESS WHEREOF, the parties have executed this Agreement this first day of February, 1997.


GALAXY HEALTH CARE INC. D/B/A
TREATMENT RESOURCES, INC.


/s/ DALE P. REDLICH
-----------------------------
    Dale P. Redlich
    Chief Executive Officer


OPTIMUMCARE CORPORATION


/s/ EDWARD A. JOHNSON
-----------------------------
    Edward A. Johnson
    President & CEO


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